Nektar Terminates All Negotiations with Potential Partners for Inhaled Insulin;
Increased Number of Lung Cancer Cases Observed in Ongoing
Clinical Studies of Inhaled Insulin Patients

San Carlos, CA, April 9, 2008 - Nektar Therapeutics (Nasdaq: NKTR) announced today that it has ceased all negotiations with potential partners for its inhaled insulin programs as a result of new data analysis from ongoing clinical trials conducted by Pfizer Inc. An increase in the number of new cases of lung cancer was observed in inhaled insulin patients as compared to the control group. All new incidences of lung cancer were in patients that are former smokers.

“The concern over this new data analysis from ongoing clinical trials has resulted in the termination of all negotiations with potential partners,” said Howard W. Robin, President and CEO of Nektar. “Fortunately, over the past year Nektar has significantly transformed its business, moving away from inhaled insulin. We have made great progress expanding our research efforts and have built a deep pipeline of novel partnered and proprietary drugs in various stages of development.”

Nektar will cease all spending associated with its inhaled insulin programs and will not incur any additional charges related to this event.

The Exubera label was updated by Pfizer to contain the following safety information warning:

“In clinical trials of Exubera, there have been 6 newly diagnosed cases of primary lung malignancies among Exubera-treated patients, and 1 newly diagnosed case among comparator treated patients. There has also been 1 post-marketing report of a primary lung malignancy in an Exubera-treated patient. In controlled clinical trials of Exubera, the incidence of new primary lung cancer per 100 patient-years of study drug exposure was 0.13 (5 cases over 3900 patient-years) for Exubera-treated patients and 0.02 (1 case over 4100 patient-years) for comparator-treated patients. There were too few cases to determine whether the emergence of these events is related to Exubera. All patients who were diagnosed with lung cancer had a prior history of cigarette smoking.”

About Nektar

Nektar Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading PEGylation and pulmonary drug development platforms. Nektar PEGylation and pulmonary technology, expertise, manufacturing capabilities have enabled ten approved products for partners, which include the world’s leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its PEGylation and pulmonary technology platforms to existing medicines with the objective to enhance performance, such as improving efficacy, safety and compliance.

This press release contains forward-looking statements regarding management’s plans and expectations for Nektar’s business including the potential of its product pipeline. These forward-looking statements involve risks and uncertainties, including but not limited to: (i) the Nektar's proprietary product candidates and those of certain of its partners are in the early phases of clinical development and pre-clinical development and the risk of failure is high and can unexpectedly occur at any stage, (ii) the timing or success of the commencement or conclusion of planned clinical trials is subject to a number of uncertainties including but not limited to clinical design, patient enrollment, regulatory requirements and clinical outcomes, (iii) Nektar's or its partner's success in meeting minimum clinical end points and obtaining regulatory approvals for product candidates, (iv) Nektar may not successfully complete new collaborative partnerships with respect to its product candidates, or if any partnerships Nektar does negotiate do not include sufficiently favorable commercial terms, Nektar may not receive an adequate return on these investments and our results of operations and financial condition would suffer, (v) Nektar's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable or sufficient to protect against competitive products, or intellectual property licenses from third parties may be required in the future, (vi) the outcome of any existing or future intellectual property or other litigation related to Nektar's proprietary product candidates, and (vii) potential competition from existing approved products (branded or generic) or product candidates under development by other companies could negatively impact the commercial potential of the Nektar's product candidates due to such competitive factors as efficacy and safety profiles, pricing, and reimbursement by third party payers These forward-looking statements involve substantial risks and uncertainties, including those risks and uncertainties that are detailed in Nektar’s reports and other filings with the SEC including its most recent Annual Report on Form 10-K.

Contacts:

Tim Warner (650) 283-4915 or twarner@nektar.com

Stephan Herrera (415) 488-7699 or sherrera@nektar.com

Jennifer Ruddock (650) 631-4954 or jruddock@nektar.com

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